Exhibit 4.4

Brookfield Property Partners
BPY Unit Option Plan (GGP)

August 28, 2018

TABLE OF CONTENTS

Page

Article 1.	Establishment & Purpose	1
1.1	Establishment	1
1.2	Purpose of the Plan	1

Article 2.	Definitions	1

Article 3.	Administration	5

3.1	Authority of the Board	5
3.2	Delegation	5

Article 4.	BPY Units Subject to the Plan and Maximum Awards	5

4.1	BPY Options	5
4.2	BPY AO LTIP Units	5
4.3	No New Awards Under the Plan	5
4.4	BPY Units Subject to the Plan	5
4.5	Award Agreements and Notices	6
4.6	Insider Limits	6

Article 5.	Stock Options	6

5.1	Grant of Options	6
5.2	Option Term	6
5.3	Method of Exercise	6

Article 6.	BPY AO LTIP Units	7

6.1	Grant of BPY AO LTIP Units	7

Article 7.	Compliance with Section 409A of the Code and Section 457A of the Code	7

7.1	General	7
7.2	Payments to Specified Employees	7
7.3	Separation from Service	8
7.4	Section 457A	8

Article 8.	Adjustments	8

8.1	Adjustments in Authorized BPY Units	8
8.2	Change of Control	8

Article 9.	Duration, Amendment, Modification, Suspension and Termination	9

9.1	Duration of the Plan	9
9.2	Amendment, Modification, Suspension and Termination of Plan	9

 i

TABLE OF CONTENTS

Page

Article 10.	General Provisions	10

10.1	No Right to Service	10
10.2	Fractional Units	10
10.3	Tax Withholding	10
10.4	No Guarantees Regarding Tax Treatment	10
10.5	Non-Transferability of Awards	11
10.6	Conditions and Restrictions on BPY Units	11
10.7	Compliance with Law	11
10.8	Rights as a Securityholder	11
10.9	Severability	12
10.10	Unfunded Plan	12
10.11	No Constraint on Action	12
10.12	Successors	12
10.13	Governing Law	12
10.14	Data Protection	12
10.15	Effective Date	13

 ii

Brookfield Property Partners

BPY Unit Option Plan (GGP)

Article 1. Establishment & Purpose

1.1       Establishment. Brookfield Property Partners L.P., a Bermuda exempted limited partnership, hereby establishes the Brookfield Property Partners BPY Unit Option Plan (GGP) (hereinafter referred to as the “Plan”) as set forth in this document.

1.2       Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by granting BPY Options and BPY AO LTIP Units to Participants in substitution for their outstanding Options and AO LTIP Units, respectively, that are being cancelled in connection with the Transactions.

Article 2. Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1       “Affiliate” means, with respect to an entity, any entity that such entity, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which such entity has a substantial equity interest, direct or indirect; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code.

2.2       “AO LTIP Unit” means an Appreciation Only LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H of the Fourth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP dated as of May 1, 2014 as well as the relevant Award Agreement.

2.3       “Award” means any BPY Option or BPY AO LTIP Unit that is granted under the Plan.

2.4       “Award Agreement” means a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Option or AO LTIP Unit, which agreement may be delivered electronically using BPY’s equity management system.

2.5       “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6       “Board” means the board of directors of Brookfield Property Partners Limited, the general partner of BPY.

2.7       “BPY” means Brookfield Property Partners L.P., a Bermuda exempted limited partnership.

2.8       “BPY AO LTIP Unit” means a BPY Appreciation Only LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the Property Partnership LPA as well as the relevant BPY AO LTIP Unit Award Agreement.

2.9       “BPY AO LTIP Unit Award Agreement” means an agreement among BPY, the Property Partnership and a Participant setting forth the terms and provisions applicable to a BPY AO LTIP Unit.

2.10       “BPY Option” means an option to purchase BPY Units which is granted to a Participant in substitution for an Option as further described in Section 4.1.

2.11       “BPY Option Award Notice” means a written agreement entered into by BPY and a Participant setting forth the terms and conditions of a BPY Option, which notice may be delivered electronically using BPY’s equity management system.

2.12       “BPY Unit” means a publicly-traded non-voting limited partnership unit of BPY or such other class or kind of shares or other securities resulting from the application of Article 8 hereof.

2.13       “Change of Control” means the occurrence of any of the following events:

(a)	any consolidation, amalgamation, or merger of BPY with or into any other Person, or any other reorganization, business combination, transaction or transfer of securities of BPY by its securityholders, or a series of transactions (including the acquisition of securities of BPY), whether or not BPY is a party thereto, in which the securityholders of BPY immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of securities representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity measured by economic value or voting power (by contract, security ownership or otherwise) of BPY or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; for greater certainty a Change of Control shall not be triggered pursuant to this Section 2.13(a) if Brookfield Asset Management Inc. continues to have Beneficial Ownership, directly or indirectly of securities representing directly, or indirectly through one or more entities, more than fifty percent (50%) of the equity measured by economic value or voting power of BPY, the general partner of BPY or other surviving entity;

(b)	the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of BPY to any Person;

(c)	except with the prior approval of Brookfield Asset Management Inc., during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board was approved by a vote of at least two-thirds of the members of the Board, then still in office, who were directors at the beginning of the period or whose election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)	approval by the securityholders of BPY of a complete liquidation or dissolution of BPY.

2.14       “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.15       “Company” means GGP Inc., a Delaware corporation, and any predecessor thereto.

2.16       “Effective Date” means the date set forth in Section 10.15.

2.17       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.18       “Fair Market Value” means, as of any date, the per BPY Unit value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)	The closing price of a BPY Unit on the Nasdaq on such day, or if no trades were made on any such day, the immediately preceding day on which trades were made;

(b)	In the absence of an established market for the BPY Units of the type described in (a) above, the closing price of a BPY Unit on the TSX or such other recognized national exchange or established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(c)	In the absence of an established market for the BPY Units of the type described in (a) or (b) above, the per BPY Unit Fair Market Value thereof shall be determined by the Board in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.19       “GGP Board” means the board of directors of the Company.

2.20       “Insider” shall have the meaning ascribed to such term in the TSX Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as amended from time to time.

2.21       “Merger Agreement” means that certain Agreement and Plan of Merger, dated as March 26, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and including the disclosure letters and exhibits thereto), by and among BPY, Goldfinch Merger Sub Corp., a Delaware corporation, and the Company.

2.22       “Nasdaq” means the Nasdaq Stock Market or any successor thereto.

2.23       “Nonqualified Stock Option” means a BPY Option that is not an Incentive Stock Option.

2.24       “Option” means an option to purchase Shares that was granted by the Company to a Participant prior to the Effective Date and remains outstanding and unexercised as of the Effective Date.

2.25       “Option Price” means the purchase price per BPY Unit subject to a BPY Option.

2.26       “Participant” means any person to whom an Award is granted.

2.27        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.28       “Plan” means the Brookfield Property Partners BPY Unit Option Plan (GGP).

2.29        “Property Partnership” means Brookfield Property L.P., a Bermuda exempted limited partnership.

2.30       “Property Partnership LPA” means the limited partnership agreement of Brookfield Property L.P. as may be amended or amended and restated from time to time.

2.31       “Security-Based Compensation Arrangement” shall have the meaning ascribed to such term in the TSX Company Manual, as amended from time to time.

2.32       “Service” means service as an officer or other employee of BPY, the Company, a Subsidiary or any of their respective Affiliates.

2.33       “Share” means a share of common stock of the Company, par value $0.01 per share.

2.34       “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which BPY or the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A of the Code).

2.35       “Transactions” means the transactions contemplated by the Merger Agreement.

2.36       “TSX” means the Toronto Stock Exchange or any successor thereto.

Article 3. Administration

3.1       Authority of the Board. The Plan shall be administered by the Board, which shall have full power to interpret and administer the Plan, BPY Option Award Notices and BPY AO LTIP Unit Award Agreements and full authority to determine the Option Price of a BPY Option, the number of BPY Units covered by each BPY Option, and the terms and conditions of each BPY Option and BPY AO LTIP Unit. Without limiting the generality of the foregoing, the Board may, in its sole discretion but subject to the limitations in Article 9, clarify, construe or resolve any ambiguity in any provision of the Plan, any BPY Option Award Notice, any BPY AO LTIP Unit Award Agreement, or, in the case of BPY AO LTIP Units, the Property Partnership LPA, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. The Board shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Board deems necessary or proper. All actions taken and all interpretations and determinations made by the Board (or any committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, BPY, the Property Partnership and all other interested individuals.

3.2       Delegation. The Board may delegate to one or more of its members or one or more individuals serving in the capacity of an executive officer of BPY such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4. BPY Units Subject to the Plan and Maximum Awards

4.1       BPY Options. The BPY Options subject to this Plan are limited exclusively to the BPY Options that are being awarded to Participants in substitution for Options in connection with the Transactions. Forthwith after the Effective Date, BPY shall determine the Option Price per BPY Option in accordance with the terms of the Merger Agreement and shall advise each Participant of the same and such determination shall be final absent manifest error. Such BPY Options shall be governed by this Plan as of the Effective Date.

4.2       BPY AO LTIP Units. The BPY AO LTIP Units subject to this Plan are limited exclusively to the BPY AO LTIP Units that are being awarded to Participants in substitution for AO LTIP Units in connection with the Transactions. Such BPY AO LTIP Units shall be governed by this Plan as of the Effective Date.

4.3       No New Awards Under the Plan. Subject to Article 8 hereof, no new Awards may be granted under the Plan after the Effective Date.

4.4       BPY Units Subject to the Plan. Subject to Article 8 hereof, the aggregate number of BPY Units which may be issued under the Plan or reserved for issuance pursuant to Awards granted under the Plan shall not exceed 2,000,000 BPY Units in respect of BPY Options and 1,520,000 BPY Units in respect of BPY AO LTIP Units.

4.5       Award Agreements and Notices. All Awards shall be evidenced by a BPY Option Award Notice or BPY AO LTIP Unit Award Agreement. Such BPY Option Award Notices and BPY AO LTIP Unit Award Agreements shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions which the Board may direct. In the event of any conflict between the provisions of the Plan and an BPY Option Award Notice or BPY AO LTIP Unit Award Agreement, the provisions of the Plan shall prevail. Any one individual serving in the capacity of an officer of BPY is authorized and empowered to execute on behalf of BPY and deliver BPY Option Award Notices and BPY AO LTIP Unit Award Agreements to the Participants.

4.6       Insider Limits.

(a)	The maximum number of BPY Units that are issuable to insiders of BPY at any time pursuant to the Plan and issuable under all other Security-Based Compensation Arrangements of BPY shall not exceed 10% of issued and outstanding BPY Units.

(b)	The maximum number of BPY Units that are issued to insiders of BPY within a one-year period pursuant to the Plan and issued under all other Security-Based Compensation Arrangements of BPY shall not exceed 10% of issued and outstanding BPY Units.

Article 5. Stock Options

5.1       Grant of Options. Each BPY Option shall permit a Participant to purchase from BPY a stated number of BPY Units at an Option Price established by the Board, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions as established by the Board in its sole discretion, that are consistent with the provisions of the Plan and the applicable BPY Option Award Notices; provided that the number of BPY Units subject to, and the Option Price applicable to, each such BPY Option shall be determined based on the number of Shares subject to, and the exercise price applicable to, the applicable Option, as adjusted for the Transactions pursuant to the Merger Agreement. BPY Options shall be designated as “nonqualified stock options” (i.e., options that are not intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code).

5.2       Option Term. The term of each BPY Option shall be as set out in the BPY Option Award Notice; provided that the term of each such BPY Option shall not exceed ten years following the original grant date of the applicable Option.

5.3       Method of Exercise. Except as otherwise provided in the Plan, a BPY Option may be exercised for all, or from time to time any part, of the BPY Units for which it is then exercisable. For purposes of this Article 5, the exercise date of a BPY Option shall be the later of the date a notice of exercise is received by BPY and, if applicable, the date payment is received by BPY pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 10.3 of the Plan). The aggregate Option Price for the BPY Units as to which a BPY Option is exercised shall be paid to BPY in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Board, in BPY Units previously owned by the Participant having a Fair Market Value equal to the aggregate Option Price for the BPY Units being purchased and satisfying such other requirements as may be imposed by the Board, (iii) partly in cash and, to the extent permitted by the Board, partly in such BPY Units (as described in (ii) above) or (iv) if there is a public market for BPY Units at such time, subject to such requirements as may be imposed by the Board, through the delivery of irrevocable instructions to a broker to sell BPY Units obtained upon the exercise of the BPY Option and to deliver promptly to BPY an amount out of the proceeds of such sale equal to the aggregate Option Price for BPY Units being purchased. The Board may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

Article 6. BPY AO LTIP Units

6.1       Grant of BPY AO LTIP Units. Each BPY AO LTIP Unit shall have the terms and conditions specified in the applicable BPY AO LTIP Unit Award Agreement and the Property Partnership LPA, and such additional terms and conditions as established by the Board, in its sole discretion, that are consistent with the provisions of this Plan. A Participant who holds BPY AO LTIP Units shall be entitled to only such rights as are afforded to him or her as a holder of BPY AO LTIP Units under the Property Partnership LPA.

Article 7. Compliance with Section 409A of the Code and Section 457A of the Code

7.1       General. BPY intends that any Awards be structured to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding BPY’s intention, in the event any Award is subject to Section 409A, the Board may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

7.2       Payments to Specified Employees. Notwithstanding any contrary provision in the Plan, BPY Option Award Notice or BPY AO LTIP Unit Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the BPY Option Award Notice or BPY AO LTIP Unit Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

7.3       Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any BPY Option Award Notice or BPY AO LTIP Unit Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any BPY Option Award Notice or BPY AO LTIP Unit Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

7.4       Section 457A. In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Board may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 8. Adjustments

8.1       Adjustments in Authorized BPY Units. In the event of any event or transaction involving BPY, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the BPY Units or the capitalization of BPY) such as a merger, consolidation, reorganization, recapitalization, separation, extraordinary stock dividend, stock split, reverse stock split, split up, spin-off, combination of BPY Units, exchange of BPY Units, distribution in kind, amalgamation, or other like change in capital structure (other than regular cash or stock distributions to securityholders of BPY), or any similar event or transaction, the Board, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of BPY Units or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of BPY Units or other property subject to outstanding Awards, the Option Price or grant price applicable to outstanding Awards and/or other value determinations applicable to the Plan or outstanding Awards.

8.2       Change of Control. Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Board shall determine otherwise in the BPY Option Award Notice or BPY AO LTIP Unit Award Agreement, the Board shall make one or more of the following adjustments to the terms and conditions of outstanding Awards: (i) continuation or assumption of such outstanding Awards under the Plan by BPY (if it is the surviving entity) or by the surviving entity or its parent; (ii) substitution by the surviving entity or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised or converted, to the extent then exercisable or convertible, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Board (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised or converted within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Board and which may be zero) which, in the case of BPY Options and BPY AO LTIP Units, if the Board so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of BPY Units (for BPY AO LTIP Units, taking into account any applicable conversion factor for converting BPY AO LTIP Units into BPY Units) subject to such Awards (or, if no such consideration is paid, Fair Market Value of the BPY Units subject to such outstanding Awards or portion thereof being canceled (or for BPY AO LTIP Units, the BPY Units into which such BPY AO LTIP Units may be converted after taking into account any applicable conversion factor)) over the aggregate Option Price, grant price or BPY AO LTIP Unit Participation Threshold (as defined in the applicable BPY AO LTP Unit Award Agreement), as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

Article 9. Duration, Amendment, Modification, Suspension and Termination

9.1       Duration of the Plan. Unless sooner terminated as provided in Section 9.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

9.2       Amendment, Modification, Suspension and Termination of Plan. The Board may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 9.2, an “Action”) the Plan or any portion thereof or any Award (or BPY Option Award Notice or BPY AO LTIP Unit Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 7 or Article 8, (i) without securityholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, the rules of the TSX), (B) if such Action increases the number of BPY Units available under the Plan (other than an increase permitted under Article 8 absent securityholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for BPY, a Subsidiary, and/or any of their respective Affiliates) or a change in eligibility requirements under the Plan, (D) for any Action that results in a reduction of the Option Price or grant price per BPY Unit, as applicable, of any outstanding BPY Options (other than pursuant to Article 8) or cancellation of any outstanding BPY Options in exchange for other Awards, such as other BPY Options, with an Option Price per BPY Unit, as applicable, that is less than such price of the original BPY Options, (E) if such Action extends the term of an Award held by an insider beyond its original expiry date, (F) if such Action removes or exceeds the insider participation limits in Section 4.6, or (G) if such Action amends this Section 9.2 in a manner which grants additional powers to the Board to amend the Plan without securityholder approval, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, further, that the Board may amend the Plan, any Award, any BPY Option Award Notice or any BPY AO LTIP Unit Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 10. General Provisions

10.1       No Right to Service. The granting of an Award under the Plan shall impose no obligation on BPY, the Company, any Subsidiary or any of their respective Affiliates to continue the Service of a Participant and shall not lessen or affect any right that BPY, the Company, any Subsidiary or any of their respective Affiliates may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10.2       Fractional Units. The Board shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional BPY Units or whether such fractional BPY Units or any rights thereto shall be rounded, forfeited or otherwise eliminated.

10.3       Tax Withholding. BPY or the applicable employer shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to BPY or the applicable employer, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the automatic withholding right set out above), subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having BPY withhold BPY Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

10.4       No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Board and BPY make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Board nor BPY has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of BPY, the Company, any of its Subsidiaries or any of their respective Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

10.5       Non-Transferability of Awards. Unless otherwise determined by the Board, an Award shall not be transferable or assignable by the Participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against BPY or any of its Affiliates. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind BPY unless the Board shall have been furnished with written notice thereof and a copy of such evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

10.6       Conditions and Restrictions on BPY Units. The Board may impose such other conditions or restrictions on any BPY Units received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the BPY Units received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the BPY Units for investment and without any present intention to sell or distribute such BPY Units. The certificates for BPY Units may include any legend which the Board deems appropriate to reflect any conditions and restrictions applicable to such BPY Units.

10.7       Compliance with Law. The granting of Awards and the issuance of BPY Units under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the BPY Units are admitted to trading or listed, as may be required. BPY shall have no obligation to issue or deliver evidence of title for BPY Units issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that BPY determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the BPY Units under any applicable national, state or foreign law or ruling of any governmental body that BPY determines to be necessary or advisable.

The restrictions contained in this Section 10.7 shall be in addition to any conditions or restrictions that the Board may impose pursuant to Section 10.6. The inability of BPY to obtain authority from any regulatory body having jurisdiction, which authority is deemed by BPY’s counsel to be necessary to the lawful issuance and sale of any BPY Units hereunder, shall relieve BPY, the Company, its Subsidiaries and their Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such BPY Units as to which such requisite authority shall not have been obtained.

10.8       Rights as a Securityholder. Except as otherwise provided herein or in the applicable BPY Option Award Notice or BPY AO LTIP Unit Award Agreement, a Participant shall have none of the rights of a securityholder with respect to BPY Units covered by any Award until the Participant becomes the record holder of such BPY Units.

10.9       Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

10.10       Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that BPY, the Company or any of its Subsidiaries or any of their respective Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between BPY and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from BPY under the Plan, such right shall be no greater than the right of an unsecured general creditor of BPY. All payments to be made hereunder shall be paid from the general funds of BPY and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

10.11       No Constraint on Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect BPY’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of BPY to take any action which such entity deems to be necessary or appropriate.

10.12       Successors. All obligations of BPY under the Plan with respect to Awards granted hereunder shall be binding on any successor to BPY, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of BPY.

10.13       Governing Law. The Plan and each BPY Option Award Notice and BPY AO LTIP Unit Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

10.14       Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by BPY in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. BPY may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of BPY or acquires BPY, undertaking or part-undertaking which employs the Participant, wherever situated.

10.15       Effective Date. The Plan shall be effective as of August 28, 2018 (the “Effective Date”).

* * *